Exhibit 12.1

		Year ended December 31,					Six months Ended June 30,

		2006	2007	2008	2009	2010	2011

Pre-tax income from continuing operations		(3,375)	(5,571)	1,648	(7,694)	(11,778)	(1,136)
Non-cash changes in fair value of convertible debentures and warrants			(1,118)	6,703	(2,718)	(6,052)	1,633
Interest expense		71	378	1,413	1,454	2,136	329
Amortization of Capitalized expenses on debt grant			78	469	469	920	112
Preference security dividend requirements		N/A	N/A	N/A	N/A	N/A	N/A
Earnings		(3,304)	(3,997)	(3,173)	(3,053)	(2,670)	(2,328)

Fixed Charges		71	456	1,882	1,923	3,056	441

Ratio of earnings to fixed charges (1)		[-]	[-]	[-]	[-]	[-]	[-]
Ratio of earnings to combined fixed charges and preferred share dividends (1) (3)		[-]	[-]	[-]	[-]	[-]	[-]

(1) Earnings were insufficient to cover fixed charges by:	Euro (in thousands)	3,375	4,453	5,055	4,976	5,726	2,769
	US Dollar (in millions) (2)	4,273	6,144	7,428	6,944	7,567	3,942

(2) Dollar amounts have been translated solely for the convenience of the reader at the following exchange rates:		1.2661	1.3797	1.4695	1.3955	1.3215	1.4235

(3) The Company did not have any outstanding preferred shares over the indicated periods.